Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Northern Oil and Gas, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Other(1)	4,500,000(2)	$30.89(1)	$139,005,000	$0.0001102	$15,318.36

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts							$15,318.36

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$15,318.36

(1)

Calculated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act; this price is equal to the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on May 26, 2023.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares of common stock, par value $0.001 per share, of Northern Oil and Gas, Inc. issuable with respect to the shares being registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction.